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FORM 4A
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Anderson      Gilbert            W.           Spacelabs Medical, Inc. (SLMD)                Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X  Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
    1001 Fourth Avenue Plaza, Suite 3200          Number of Reporting        Month/Year             Officer (give)    Other (Specify
--------------------------------------------      Person (Voluntary)                            ----        title ---        below)
                  (Street)                                                -------------------               below)
    Seattle         WA              98154                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                             November 1998   7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      tion         or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ----------------------------------------      (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)

    Common Stock                  11/6/98   P     V      1,000     A        $15.75          2,000           D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)
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FORM 4A (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative        9. Number of           10. Ownership               11. Nature of
   Security                      Derivative              Form of                     Indirect
   (Instr. 3)                    Securities              Derivative                  Beneficial
                                 Beneficially            Security:                   Ownership
                                 Owned at End            Direct (D)                  (Instr. 4)
                                 of Month                or Indirect (I)
                                 (Instr. 4)              (Instr. 4)

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Explanation of Responses:                                                                    /s/ Gilbert W. Anderson
                                                                                             by Eugene V. DeFelice,
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    as Attorney-In-Fact             1/27/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                      (8/96)

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